Exhibit 99.1
Burr W. Sullivan
1121 Country Club Drive
Lexington, NC 27292
February 22, 2011
Mr. Michael S. Albert
Chairman of the Board
NewBridge Bank
1501 Highwoods Boulevard
Greensboro, NC 27410
Dear Mike:
I decline the opportunity to stand for election to the NewBridge Boards in May, 2011 due to a disagreement with the strategic direction of the bank in relationship to the need to restore significant profitability for the benefit of our shareholders.
It has been a privilege to represent our many loyal shareholders over the past 24 years, and I wish you and the other directors the best of luck in the coming years.
Sincerely,
/s/ Burr W. Sullivan
Burr W. Sullivan

Cc:	Dr. Mary Rittling, Chair Corporate Governance and Nominating Committee